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EXHIBIT 4.10

FORM OF RESTRICTED SHARE AWARD AGREEMENT
UNDER THE GABLES RESIDENTIAL TRUST 2004 EQUITY INCENTIVE PLAN

Name of Grantee:	[NAME]
Number of Shares:	[NUMBER]
Grant Date:	[DATE]
Final Acceptance Date:	[DATE]

        Pursuant to the Gables Residential Trust 2004 Equity Incentive Plan (as the same may be hereafter amended, the "Plan"), and in accordance with authority granted to the undersigned officer pursuant to a duly adopted resolution of the Committee (as defined in Section 2 of the Plan), Gables Residential Trust (the "Company") hereby grants a Restricted Share Award (an "Award") to the Grantee named above.

        1.    Acceptance of Award.    The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Company a copy of this Award Agreement.

        2.    Issuance of Shares.    The Company shall issue the number of Shares set forth above (the "Shares") as of the Grant Date set forth above. Effective on the Grant Date, (i) the Shares that vest immediately pursuant to Paragraph 4 shall be issued and held by the Company's transfer agent in book entry form in an unrestricted account, (ii) the remaining Restricted Shares, as set forth in Paragraph 3 and Paragraph 4, shall be issued and held by the Company's transfer agent in book entry form in a restricted account, and (iii) the Grantee's name shall be entered as the shareholder of record on the books of the Company with respect to all of the Shares. Thereupon, the Grantee shall have all the rights of a shareholder with respect to the Shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 3 below.

        3.    Restrictions and Conditions.

  (a)
  As set forth in Paragraph 4, upon receipt of Shares hereunder, [PERCENTAGE] of such Shares shall be Restricted Shares that are subject to the restrictions set forth in this Paragraph 3. Such Shares shall remain Restricted Shares until such Shares vest pursuant to this Paragraph 3 or Paragraph 4. The balance of such Shares are unrestricted and shall be deemed vested on the date of issuance.

  (b)
  As set forth in Paragraph 2, the book entries representing the Restricted Shares shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein until such time that such shares vest pursuant to this Paragraph 3 or Paragraph 4.

  (c)
  Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

  (d)
  If, prior to vesting of the Restricted Shares granted herein, the Grantee's employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated, any unvested Restricted Shares held by the Company's transfer agent for the benefit of the Grantee at the time of such termination shall be automatically forfeited to the Company from the Grantee or the Grantee's legal representative.

        4.    Vesting of Restricted Shares.

  (a)
  Upon issuance of the Shares in accordance with Paragraph 2, [NUMBER] of such Shares (such amount being equal to [PERCENTAGE] of the total number of Shares granted herein)

    shall be immediately vested and unrestricted, and the remainder shall be restricted and shall vest in accordance with the following schedule:

Vesting Date	Percentage of Restricted Shares Vesting	Number of Restricted Shares Vesting

[VESTING SCHEDULE]

provided, however, that the Committee may at any time accelerate, waive or, subject to Section 2 of the Plan, amend the vesting schedule specified in this Paragraph 4. Subsequent to any Vesting Date or Dates set forth above, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Shares.

          (b)   If (i) the Grantee's employment with the Company and its Subsidiaries is involuntarily terminated due to death or Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or (ii) there is a Change of Control of the Company (as defined in Section 16 of the Plan), any restrictions and conditions on Restricted Shares shall be deemed waived by the Committee and such shares shall automatically become fully vested.

        5.    Dividends.    Dividends on Restricted Shares shall be paid immediately to the Grantee.

        6.    Incorporation of Plan.    Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan unless a different meaning is specified herein.

        7.    Transferability.    This Agreement is personal to the Grantee, is non-assignable, and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

        8.    Tax Withholding.    The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event.

        9.    Miscellaneous.

          (a)   Notice hereunder shall be given to the Company at its principal place of business and shall be given to the Grantee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

          (b)   This Agreement does not confer upon the Grantee any rights with respect to continuance of employment by the Company or any Subsidiary.

GABLES RESIDENTIAL TRUST
By:	Name: Title:

        The foregoing Agreement is hereby accepted and the terms and conditions thereof agreed to by the undersigned.

Dated:	Grantee's signature
Grantee's name and address:

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  EXHIBIT 4.10